Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Principal Variable Annuity (Flexible Variable Annuity) Prospectus and Statement of Additional Information, each dated May 1, 2024 and each included in this Post-Effective Amendment No. 42 to the Registration Statement (Form N-4, File No. 33-74232) of Principal Life Insurance Company Separate Account B (the “Registration Statement”).

We also consent to the use of our reports (1) dated March 28, 2024, with respect to the consolidated financial statements of Principal Life Insurance Company, (2) dated March 28, 2024 with respect to the financial statement schedules of Principal Life Insurance Company, and (3) dated April 10, 2024 with respect to the financial statements of each of the subaccounts within Principal Life Insurance Company Separate Account B, for the year ended December 31, 2023 included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Des Moines, Iowa
April 29, 2024